SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
              SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-22699
                                                -------

                             COVENANT BANCORP, INC.
                             ----------------------
           18 KINGS HIGHWAY WEST, HADDONFIELD, NJ 08033 (609)428-7300
           ----------------------------------------------------------

                          COMMON STOCK, PAR VALUE $5.00
                   SERIES A PREFERRED STOCK, PAR VALUE $25.00
                   SERIES B PREFERRED STOCK, PAR VALUE $25.00
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

        -----------------------------------------------------------------
                 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR
       WHICH A DUTY TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         RULE 12G-4(A)(1)(I). . .[X]     RULE 12H-3(B)(1)(II). . .[ ]
         RULE 12G-4(A)(1)(II) . .[ ]     RULE 12H-3(B)(2)(I) . . .[ ]
         RULE 12G-4(A)(2)(I). . .[ ]     RULE 12H-3(B)(2)(II). . .[ ]
         RULE 12G-4(A)(2)(II) . .[ ]     RULE 15D-6. . . . . . . .[ ]
         RULE 12H-3(B)(1)(I). . .[X]


         APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE
CERTIFICATION OR NOTICE DATE:

   COMMON STOCK: 0; SERIES A PREFERRED STOCK: 0; SERIES B PREFERRED STOCK: 0
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         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934,
FIRST UNION CORPORATION OF NEW JERSEY, AS SUCCESSOR BY MERGER TO COVENANT BANCORP, INC., HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                                FIRST UNION CORPORATION OF
                                                NEW JERSEY, AS SUCCESSOR BY
                                                MERGER TO COVENANT BANCORP, INC.


DATE: JANUARY 16, 1998                          BY:/S/ KENT S. HATHAWAY
                                                   KENT S. HATHAWAY
                                                   SENIOR VICE PRESIDENT



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